EXHIBIT 99

               EMPLOYMENT TRANSITION AGREEMENT AND MUTUAL RELEASE

UNITED NATURAL FOODS, INC., a Delaware corporation (the "Company") and NORMAN A. CLOUTIER ("Mr. Cloutier") hereby agree as follows:

1. Mr. Cloutier hereby resigns as Chairman of the Board and as Chief Executive Officer of the Company and as an employee and as an officer and director of all direct and indirect subsidiaries and other affiliates of the Company (collectively, unless the context is otherwise, the "Company"), effective on December 6, 1999 (the "Resignation Date").

2. Upon the expiration of the Revocation Period (as hereinafter defined), the Company shall pay to Mr. Cloutier a lump sum payment with respect to post-employment severance of $1,000,000, less all federal and state income tax and other required deductions.

3. a. On the Resignation Date, the Company will pay Mr. Cloutier for any unused vacation time earned by him through the Resignation Date.

      b. The Company shall be obligated to continue to provide Mr. Cloutier and his family, at its expense, not less than the medical, dental and other health insurance coverage provided to the Company's senior executive officers until December 31, 2002, subject to no applicable benefits deductions such as "co-pay" contributions, and provided that the Company shall extend such coverage during the Extension Period (as hereinafter defined), if applicable. Thereafter, the Company shall respect Mr. Cloutier's rights, if any, to continued medical coverage at his own expense under the Consolidated Omnibus Budget Reconciliation Act (COBRA). At such time as Mr. Cloutier is gainfully employed and his employer provides at its expense comparable medical, dental and other health insurance coverage, the Company's obligations under this Section 3(b) shall terminate.

      c. The Company will provide Mr. Cloutier, at its expense, with executive outplacement assistance at Right Associates or other comparable executive outplacement provider of substantially equal cost until the earlier of his resumption of full-time employment or December 31, 2000.

      d. Mr. Cloutier shall be entitled, at Company expense, to tax planning and preparation assistance for tax returns for calendar years 1999, 2000, 2001 and 2002. Mr. Cloutier may continue to use his current service provider.

      e. Upon the expiration of the Revocation Period, the Company shall transfer title of Mr. Cloutier's Company-owned automobile to him. Mr. Cloutier shall be responsible for all transfer and all other taxes (exclusive of sales taxes) and registration and title fees customarily paid by buyers in such sales. The Company shall provide Mr. Cloutier with a Form 1099 for the value of such automobile.

      f. For one dollar and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby sells to Mr. Cloutier and Mr. Cloutier hereby purchases from the Company Mr. Cloutier's personal laptop computer and the cellular phone in his Company automobile. Said sale is made "as is" and "where is" and the Company disclaims all warranties, including without limitation all warranties of merchantability or fitness for a particular purpose. Mr. Cloutier shall be responsible for transferring the cellular phone service to his name.

      g. The Company shall pay Mr. Cloutier's reasonable attorneys' fees incurred as a result of his resignation, including the negotiation of this Agreement and the preparation of applicable filings with the Commission.

4. a. As of the Resignation Date, Mr. Cloutier shall no longer be eligible to receive long-term disability benefits or to participate in the Company's 401(k) and Profit Sharing Plan. The


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      Company will promptly notify Mr. Cloutier in writing concerning his options with regard to his 401(k) account.

      b. The Company acknowledges that it is currently obligated to indemnify Mr. Cloutier in his capacity as a Director and officer of the Company in accordance with the General Corporation Law of the State of Delaware, the Company's Certificate of Incorporation and the Company's By-laws (collectively, "Indemnification Obligations"), and that the Company maintains so-called Officers and Directors liability insurance to secure, in part, the Company's Indemnification Obligations. Subsequent to the date of this Agreement (the "Effective Date"), the Company shall continue to indemnify Mr. Cloutier with respect to its Indemnification Obligations for claims made prior to December 31, 2005, and shall continue to maintain Officers and Directors liability insurance in an amount and coverage not less than that provided for other Directors and senior officers of the Company through December 31, 2005. In the event Mr. Cloutier becomes, directly or indirectly, subject to litigation or other adversary proceedings for which the Indemnification Obligations apply, and Mr. Cloutier receives written advice from counsel (and delivers a copy of such written advice to the Company) that, under the circumstances, Mr. Cloutier should retain separate counsel, Mr. Cloutier may so retain separate counsel, and the Company shall promptly reimburse Mr. Cloutier for reasonable fees and costs of such counsel.

      c. In consideration for the release set forth below, the Company hereby releases and forever discharges Mr. Cloutier and his successors, heirs and assigns from any and all liabilities, causes of action, debts, claims and demands including, without limitation, claims and demands for monetary payments, both in law and in equity, known or unknown, fixed or contingent, which it may have or claim to have based upon or in any way related to Mr. Cloutier's actions or omissions as a Director, officer or employee of the Company and hereby covenants not to file a lawsuit or charge to assert such claims.

5. a. Schedule 5a attached hereto sets forth the options to purchase the Company's Common Stock granted to Mr. Cloutier as of the Effective Date (collectively, the "Stock Options"). Notwithstanding the terms of the stock option agreements or other written documentation evidencing such grant of Stock Options to Mr. Cloutier, all of the Stock Options shall be deemed to (i) have been fully vested, (ii) shall be subject to no other contingency on behalf of or to be performed by Mr. Cloutier (including, that he remain an employee or Director of the Company), except for the payment of the applicable exercise price for the Stock Options, and (iii) the exercise period shall be extended to the close of business on December 5, 2009.

      b. (i) For the period beginning ninety (90) days after the Effective Date of this Agreement and ending on December 31, 2003 (subject to the Extension Period as provided below), Mr. Cloutier may at any time make a written request to the Company for registration under a registration statement on Form S-3 (or such similar form or procedure as then in effect) with the Securities and Exchange Commission (the "Commission") under and in accordance with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), to register all or part of such Company Common Stock, $0.01 par value per share and Stock Options owned by or granted to him as of the Effective Date of this Agreement ("Demand Registration"). Such request shall specify the aggregate number of such shares proposed to be sold and shall also specify the intended method of disposition. Mr. Cloutier shall be entitled to as many Demand Registrations as he may request, provided, however: (i) Mr. Cloutier shall be entitled to no more -------- ------- than one Demand Registration during any 180 day period; (ii) shall be entitled to no Demand Registration to the extent, after taking into effect the shares to be offered pursuant to any Demand Registration, Mr. Cloutier's holdings of the Company's Common Stock (including shares of the Company's Common Stock issuable pursuant to the Stock Options granted to him) is less than ten


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            percent (10%) of the total amount of the Company's Common Stock then outstanding; and (iii) each such Demand Registration shall include such number of shares as equal at least five percent (5%) of the total amount of the Company's Common Stock then outstanding, or such lesser amount as may be necessary in order to comply with (ii) above. In the event that Mr. Cloutier may otherwise sell the number of shares of the Company's Common Stock which he then wishes to sell in the approximate time requested under Rule 144 adopted under the Securities Act, he shall do so under Rule 144 without requesting the Company to file a registration statement on Form S-3.

      (ii) The Company shall use its best efforts to effect such registrations and to further the sale of such shares in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request the Company shall prepare and promptly file with the Commission registration statements on Form S-3 (or similar form or procedure then in effect) and use its best efforts to cause such registration statements to become effective at the time requested by Mr. Cloutier, and to prepare and file with the Commission such amendments and supplements to such registration statements and any prospectus used in connection therewith as may be necessary to keep such registration statements effective for a period of not less than one hundred twenty (120) days or such shorter period which will terminate when all shares covered by such registration statement have been sold. Notwithstanding the foregoing, the Company shall have no obligations to Mr. Cloutier to assist him in the sale of such shares included in such registration statement.

      (iii) To the extent not inconsistent with applicable law, Mr. Cloutier agrees not to effect any sale or distribution, public or otherwise, of securities of the Company, including a sale pursuant to Rules 144 and 144A under the Securities Act, during the seven days prior to, and during the ninety-day period beginning on, the effective date of such registration statement (except as part of such registration), if and to the extent requested by the Company. If the Company's then current investment banker determines in good faith that the registration and distribution of such shares would interfere with any pending public offering by the Company shares of authorized unissued shares of Common Stock, the net proceeds of which will be paid directly to the Company, as evidenced by a Registration Statement filed with the Commission, and promptly gives written notice to Mr. Cloutier of such determination, the Company shall be entitled to postpone the filing of the registration statement otherwise required to be prepared and filed by the Company hereunder for a reasonable period of time not to exceed ninety (90) days.

      (iv) Mr. Cloutier may not participate in any underwritten registration hereunder unless he (a) agrees to sell his shares on the basis provided in any underwriting arrangements approved by the persons entitled to approve such arrangement and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents reasonably required under the terms of such underwriting arrangements and these registration rights.

      (v) If Mr. Cloutier does not sell sufficient shares to reduce his holdings in the Company under ten percent (10%) during the period set forth in subsection (i) above, the Company shall extend the rights granted under this Section 5 for an additional period ending on the earlier of (a) December 31, 2004 or (b) the date on which he holds less than ten percent (10% of the outstanding Common Stock of the Company (the "Extension Period"). During the Extension Period, if applicable, the Company shall pay Mr. Cloutier a consulting fee of $25,000 per month (or pro rata portion thereof), payable on the last day of each month, commencing January 31, 2003.


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      (vi)  Notwithstanding the foregoing provisions of this Section 5(b), Mr.
            Cloutier may at any time exercise his rights under the Company's Employee Stock Option Plan ("ESOP") to effect the distribution and sale, if he so elects, of shares of the Company's Common Stock allocated to him, in accordance with the provisions of the ESOP.

6. a. In consideration of the foregoing, which Mr. Cloutier acknowledges includes rights he may not otherwise be entitled to, Mr. Cloutier hereby releases and forever discharges the Company, its present and former directors, officers, employees, agents, subsidiaries, shareholders, successors and assigns from any and all liabilities, causes of action, debts, claims and demands (including without limitation claims and demands for monetary payment) both in law and in equity, known or unknown, fixed or contingent, which he may have or claim to have based upon or in any way related to employment (as an officer, director or employee), rights or entitlements related thereto or termination of such employment by the Company and hereby covenants not to file a lawsuit or charge to assert such claims. This includes but is not limited to claims arising under the Federal Age Discrimination in Employment Act, and any other federal, state or local laws prohibiting employment discrimination or claims growing out of any legal restrictions on the Company's right to terminate its employees, provided, however, that the foregoing shall not release or otherwise limit the Company's obligation with respect to its obligations set forth in this Agreement.

      b. Mr. Cloutier understands that various State and Federal laws prohibit employment discrimination based on age, sex, race, color, national origin, religion, handicap or veteran status. These laws are enforced through the Equal Employment Opportunity Commission (EEOC), Department of Labor and State Human Rights Agencies. Mr. Cloutier acknowledges that he has been advised by the Company to discuss this Agreement with his attorney and has been encouraged to take this Agreement home for up to twenty-one (21) days so that he can thoroughly review it and understand the effect of this Agreement before acting on it.

7. a. Mr. Cloutier shall promptly return to the Company any Company property in his possession.

      b. Mr. Cloutier shall not knowingly use for Mr. Cloutier's own benefit or disclose or reveal to any unauthorized person (except his professional advisors, each of whom shall be informed by Mr. Cloutier of the contents of this provision), any trade secret or other confidential information relating to the Company, or to any of the businesses operated by it, including, without limitation, any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, devices, supply sources and characteristics, business opportunities, marketing, promotional pricing and financing techniques, or other information relating to the business of the Company, and Mr. Cloutier confirms that such information constitutes the exclusive property of the Company. Such restriction on confidential information shall remain in effect until such time as the confidential information is (i) generally available in the industry or (ii) disclosed in published literature or otherwise through no act of Mr. Cloutier. Mr. Cloutier agrees to return to the Company any physical embodiment of such confidential information within seven (7) days of the execution hereof. Mr.Cloutier expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of any of the provisions of this Section 7(b), and that the Company, in addition to all other remedies hereunder, shall be entitled, as a matter of right, to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction.

      c. Mr. Cloutier shall make himself available in any third party claims, investigations, litigation or similar proceedings to answer any questions relating to his employment or actions as an employee, officer or director of the Company, including without limitation attendance at any


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      deposition or similar proceeding. The Company shall pay Mr. Cloutier's expenses and shall be obligated to compensate him at a per diem rate of $2,500 for time actually expended.

      d. The Company shall provide Mr. Cloutier, or his designated representatives, reasonable access, under supervision and with reasonably advance notice, access to such records or other information as Mr. Cloutier may reasonably request in order for Mr. Cloutier to comply with one or more personal obligations, such as preparation of tax returns and insurance claims.

8. Mr. Cloutier shall at no time make any derogatory or disparaging comments regarding the Company, its business, or its present or past directors, officers or employees. The Company shall at no time make any derogatory or disparaging comments regarding Mr. Cloutier.

9. The execution of this Agreement shall not be construed as an admission of a violation of any statute or law or breach of any duty or obligation by either the Company or Mr. Cloutier.

10. This Agreement is confidential and shall not be made public by either the Company or Mr. Cloutier except as required by law, or subpoena or like instrument, or is necessary in order to enforce this Agreement, in which event, the party making disclosure shall advise the non-disclosing party as soon as reasonably practical.

11. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid and unenforceable provisions were omitted.

12. This Agreement is personal to Mr. Cloutier and may not be assigned by him. However, in the event of Mr. Cloutier's death, all the rights of Mr. Cloutier set forth in this Agreement, including the rights to request a Demand Registration, shall accrue to his spouse, if she is living; otherwise, to his heirs.

13. This Agreement is made pursuant to and shall be governed by the laws of the State of Rhode Island, without regard to its rules regarding conflict of laws. The parties agree that the courts of the State of Rhode Island, and the Federal Courts located therein, shall have exclusive jurisdiction over all matters arising from this Agreement. Mr. Cloutier and the Company hereby agree that service of process by certified mail, return receipt requested, shall be deemed appropriate service of process.

14. Except as otherwise indicated, this Agreement contains the entire understanding between Mr. Cloutier and the Company, supersedes all prior agreements, oral or written, regarding the subject matter hereof, and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Mr. Cloutier acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this Agreement.

15. Mr. Cloutier may revoke this Agreement at any time during the seven-day period following the date of his signature below (the "Revocation Period") by delivering written notice of his revocation to the Company's attention at 260 Lake Road, Dayville, Connecticut 06241; Attention: Michael S. Funk. This Agreement shall become effective upon the expiration of the Revocation Period.

16. All notices required or contemplated by this Agreement shall be deemed effective if written and delivered in person or if sent by certified mail, return receipt requested, to the Company at the address shown in Section 15 above, to the attention of Michael S. Funk, Chief Executive Officer of the Company, with a copy to E. Colby Cameron, Esq., Cameron & Mittleman LLP, 56


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      Exchange Terrace, Providence, RI 02903 or to Mr. Cloutier at 60 Crystal
      Drive, East Greenwich, RI 02818, with a copy to: Stanford N. Goldman, Jr., Esq., Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, or such other persons or addresses as may hereafter be designated by the respective parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth below.

UNITED NATURAL FOODS, INC.                  Witness:


By:
----------------------------                -------------------------------
    Michael S. Funk
    Chief Executive Officer

December 8, 1999


                                            Witness:


----------------------------                -------------------------------
Norman A. Cloutier

December 8, 1999


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                                   SCHEDULE 5a

                                  Stock Options

Grant Date        Price       # Shares     Original Vesting    New Vesting Date
----------        -----       --------     ----------------    ----------------
                                                 Date
                                                 ----

7/31/96           $ 6.38       137,500          7/31/96            7/31/96
7/31/96           $10.60         9,433          7/11/96            7/11/96
7/31/96           $10.60         9,433          7/31/97            7/31/97
7/31/96           $10.60         9,433          7/31/98            7/31/98
7/31/96           $10.60         9,433          7/31/99            7/31/99
7/31/96           $10.60         3,518          7/31/00            12/6/99
12/19/97          $20.25        10,562          2/19/97            2/19/97
12/19/97          $20.25        32,737         12/19/00            12/6/99
12/19/97          $20.25         7,062         12/19/01            12/6/99
12/19/97          $20.25         7,062         12/19/02            12/6/99
12/19/97          $22.28           447         12/19/97            12/19/97
12/19/97          $22.28         3,263         12/19/00            12/6/99
12/19/97          $22.28         4,938         12/19/01            12/6/99
12/19/97          $22.28         4,938         12/19/02            12/6/99


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